Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-4945, 33-62156, 333-08063, 333-26059, 333-81789, 333-108471 and 333-161596 on Forms S-8 and Registration Statement No. 333-161957 on Form S-3 of our report dated December 23, 2009, relating to the financial statements and financial statement schedule of HEICO Corporation and subsidiaries’ and the effectiveness of HEICO Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of HEICO Corporation and subsidiaries for the year ended October 31, 2009.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
December 23, 2009